Exhibit 99.1

BGC ANNOUNCING TENDER OFFER FOR ANY AND ALL OF ITS $300 MILLION OUTSTANDING

5.125% SENIOR NOTES DUE 2021

NEW YORK, NY – August 5, 2020 – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC”) today announced that it has commenced a cash tender offer for any and all $300 million outstanding aggregate principal amount of its 5.125% Senior Notes due 2021 (the “Notes”), on the terms and subject to the conditions set forth in the Offer to Purchase dated the date hereof (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Notice of Guaranteed Delivery attached to the Offer to Purchase (as it may be amended or supplemented from time to time, the “Notice of Guaranteed Delivery”). The tender offer is referred to as the “Offer.” The Offer to Purchase and the Notice of Guaranteed Delivery are referred to together as the “Offer Documents.”

Certain information regarding the Notes and the pricing for the Offer as of August 5, 2020, is set forth below:

Title of Security	CUSIP / ISIN Numbers	Principal Amount Outstanding	Purchase Price for each $1,000 of Notes
5.125% Senior Notes due 2021	05541T AH4, 05541T AG6 / US05541TAH41, US05541TAG67	$300,000,000	$1,020.00

Holders must validly tender (and not validly withdraw) their Notes, or deliver a properly completed and duly executed Notice of Guaranteed Delivery for their Notes, at or before the Expiration Time (as defined below) in order to be eligible to receive the Tender Offer Consideration (as defined below). In addition, holders whose Notes are purchased in the Offer will receive accrued and unpaid interest from the last interest payment date to, but not including, the Settlement Date (as defined in the Offer to Purchase) for the Notes. BGC expects the Settlement Date to be August 14, 2020, the third business day after the Expiration Time.

The Offer will expire at 5:00 p.m., New York City time, on August 11, 2020 (such time and date, as it may be extended, the “Expiration Time”), unless extended or earlier terminated by BGC. Tendered Notes may be withdrawn at any time at or before the Expiration Time by following the procedures described in the Offer to Purchase.

The Offer to Purchase is not contingent upon the tender of any minimum principal amount of Notes. BGC’s obligation to accept for purchase and pay for the Notes validly tendered pursuant to the Offer to Purchase is conditioned upon satisfaction or waiver of the conditions set forth in the Offer to Purchase. The complete terms and conditions of the Offer are set forth in the Offer Documents. BGC reserves the right, in its sole discretion and subject to applicable law, to waive any one or more of the conditions with respect to the Offer to Purchase at any time. Holders of the Notes are urged to read the Offer Documents carefully.

The “Tender Offer Consideration” for each $1,000 principal amount of Notes validly tendered and not validly withdrawn and accepted for purchase pursuant to the Offer will be determined in the manner described in the Offer Documents by reference to the Purchase Price for each $1,000 of Notes specified in the table above, plus accrued and unpaid interest.

Holders that validly tender their Notes or that deliver a properly completed and duly executed Notice of Guaranteed Delivery at or prior to 5:00 p.m., New York City time, on August 11, 2020, unless extended, will receive the Tender Offer Consideration, payable on the Settlement Date.

BGC has retained D.F. King & Co., Inc. (“D.F. King”) as the tender agent and information agent for the Offer. BGC has retained Goldman Sachs & Co. LLC and Cantor Fitzgerald & Co. as the dealer managers (each, a “Dealer Manager”) for the Offer.

Holders who would like additional copies of the Offer Documents may call or email D.F. King at (800) 628-8510 or bgc@dfking.com. Copies of the Offer to Purchase and the Notice of Guaranteed Delivery are also available at www.dfking.com/bgc.

Questions regarding the terms of the Offer should be directed to Goldman Sachs & Co. LLC at 200 West Street, New York, NY 10282, telephone (212) 902-6941 (collect), Attention: Liability Management; or to Cantor Fitzgerald & Co. at 110 East 59th Street, New York, NY 10022, telephone (212) 915-1052 (collect), Attention: Fixed Income.

This press release does not constitute an offer to buy or a solicitation of an offer to sell any Notes. The Offer is being made solely pursuant to the Offer Documents. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of BGC by a Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Discussion of Forward-Looking Statements about BGC

Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company’s business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

Media Contact:

Karen Laureano-Rikardsen
+1 212-829-4975

Investor Contact:

Ujjal Basu Roy or Jason McGruder
+1 212-610-2426

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